Exhibit 10.13

February 10, 2023

Ms. Rindi St. John

[____]

Dear Rindi,

Congratulations! On behalf of Acuren, I am delighted to offer you the position of Chief Human Resources Officer (CHRO). This job is a hybrid work position. You can work primarily from home, with occasional travel to our Webster, Texas officer or other Acuren work sites. You will report to Talman Pizzey, CEO, with an expected start date of February 27, 2023.

Compensation

o	Annual base salary: $250,000 paid bi-weekly (every other week).

o	Potential 40% annual incentive based on company performance and meeting personal objectives. Your 2023 incentive will be prorated based on your start date.

o	Stock option program as described in program documents and summarized in the attached value chart – 8557 Tranche A options (time-based vesting at 20% per year) plus 4630 Tranche B options (vest at 2x multiple of initial investment returned to equity holders). The stock value at the time of purchase will be determined in the coming weeks based on the 2022-year end valuation.

o	Your compensation will be reviewed annually; increases will be at the discretion of Acuren Inspection, Inc.

Benefits

Effective upon completion of thirty (30) days of employment, you will be eligible to participate in the Company’s comprehensive benefits program, which includes health, dental, vision, short-term and long-term disability, and life insurance. You will also be eligible for the Benicomp Executive Reimbursement Account (more information will be provided by the Benefits Team).

After completing one month of employment, you will be eligible to participate in the Company’s Retirement Savings Plan 401(k) program.

Vacation

You will be eligible to receive four (4) weeks of paid vacation / PTO.

Performance Review

The Company will review your performance on at least an annual basis.

Confidentiality, Non-Solicitation and/or Non-Competition Agreement

Executive level positions require a Non-Solicitation and/or Non-Competition Agreement. If you signed a similar agreement with another employer, you must identify that agreement in the space provided below and provide a copy if you have it.

Other

o	Your position is an “exempt” position for federal and state wage-hour laws, which means that you will not be eligible for overtime pay.

o	Your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment at any time. This offer letter will not create a contract of employment for a definite term or otherwise limit the circumstances under which your employment may be terminated.

Conditional Offer

This offer is subject to the following conditions:

o	Passing a drug and alcohol test.

o	Returning an executed I-9 form and any other similar forms as required by law and/or Company policy.

o	Returning executed signature pages for the accompanying Code of Conduct and Confidentiality, Solicitation and/or Non-Competition Agreement.

o	Returning a copy of this letter signed by you no later than the below deadline.

Deadline for Accepting Offer

We very much hope that you will accept this offer by signing in the space provided below and returning a signed copy of this letter to me (in person or by email) by February 15, 2023. This offer will automatically expire and be rescinded if you do not you return this letter to me by that date or obtain an extension of time from me.

On behalf of Acuren and myself, we look forward to having you join our organization. This position will provide you with the kind of rewarding opportunities, challenges and career growth you seek. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Talman Pizzey
Talman Pizzey
President, Acuren

Acceptance of Offer

I hereby accept the terms of employment set forth above.

/s/ Lourinda St. John	Date: 02/14/2023